Exhibit (d)(18)

AMENDMENT NO. 3 TO MEMORANDUM OF UNDERSTANDING

This Amendment No. 3 (this “Amendment”) to that certain Memorandum of Understanding, dated as of August 4, 2023, as amended September 2, 2023 and December 4, 2023 (collectively, the “MoU”), by and between Renesas Electronics Corporation, a Japanese corporation (“Parent”), and Sequans Communications S.A., a société anonyme organized under the laws of France (the “Company”), is made and entered into as of January 5, 2024 by and between Parent and the Company. All capitalized terms that are used in this Amendment but not defined herein shall have the respective meanings ascribed thereto in the MoU.

WHEREAS, Parent and the Company wish to amend a provision of the MoU as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendment to Section 7.2.4(a). Section 7.2.4 of the MoU is hereby amended and restated in its entirety to read as follows:

“(a) For five (5) years following the Offer Acceptance Time and notwithstanding any termination of this MoU, with respect to the Company, Parent shall and, with respect to the Company’s Subsidiaries, Parent shall cause the respective Company’s Subsidiaries, as the case may be, to the extent permitted under applicable Law, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and officers of the Company (in their capacities as such) on terms not less favorable to such director or officer than those provided to them by the Company or its Subsidiaries on the date of this MoU; and (ii) include and cause to be maintained in effect in the Company’s Subsidiaries’ (or any successor’s) Organizational Documents (to the extent such Organizational Documents have been made available to Parent prior to the date hereof) for a period of five (5) years after the Offer Acceptance Time, provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses to officers and directors that are at least as favorable as those contained in the relevant Company’s Subsidiaries’ Organizational Documents (to the extent such Organizational Documents have been made available to Parent prior to the date hereof) on the date of this MoU. If the Company’s Subsidiaries or any of their successors or assigns (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of their properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the relevant Company’s Subsidiary shall assume all of the obligations set forth in this Section 7.2.4.”

2. Amendment to Section 7.2.4(b)(i). Section 7.2.4(b)(i) of the MoU is hereby amended and restated in its entirety to read as follows:

“(i) have a term of five (5) years from the Offer Acceptance Time and cover the Persons covered by such D&O Insurance for acts or omissions occurring prior to the Offer Acceptance Time,”

3. Amendment to Section 9.2(e). Section 9.2(e) of the MoU is hereby amended and restated in its entirety to read as follows:

“(e) if on or prior to February 12, 2024 (the “Ruling Date”), Parent has not received either an Adverse Japan Tax Ruling or Confirmatory Japanese Tax Ruling; provided, that the right to terminate this MoU pursuant to this Section 9.2(e) shall not be available to either Party if Parent receives a Confirmatory Japanese Tax Ruling following the Ruling Date and neither Party has terminated pursuant to this Section 9.2(e); or”

4. MoU References. The parties hereto hereby agree that all references to the “MoU” set forth in the MoU (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the MoU as amended by this Amendment.

5. Full Force and Effect. Except as expressly amended or modified hereby, the MoU and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the MoU shall remain in full force and effect without any amendment or other modification thereto.

6. Miscellaneous. Sections 10.6, 10.13 and 10.17 of the MoU shall apply to this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
	Name:	Georges Karam
	Title:	Chief Executive Officer

RENESAS ELECTRONICS CORPORATION

By:	/s/ Takahiro Homma
	Name:	Takahiro Homma
	Title:	Vice President and General Counsel

[Signature Page to Amendment No. 3 to Memorandum of Understanding]